UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)

                      CALIFORNIA MICRO DEVICES CORPORATION
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                  130439 10 2
                                  -----------
                                 (CUSIP Number)

                               December 31, 2003
                               -----------------
            (Date of Event which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [x] Rule 13d-1(b)

        [x] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 2 of 12



 1   Name of Reporting Person             COLUMBUS CAPITAL MANAGEMENT, LLC

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                       California

   NUMBER OF       5    Sole Voting Power                                0
    SHARES
 BENEFICIALLY      6    Shared Voting Power                        *92,500
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                           0
  PERSON WITH
                   8    Shared Dispositive Power                   *92,500

 9    Aggregate Amount Beneficially Owned by Each
      Reporting Person                                             *92,500

 10   Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares                                                   [ ]

 11   Percent of Class Represented by Amount in Row 9                 0.5%

 12   Type of Reporting Person                                          IA


      *Warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days.

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 3 of 12



 1   Name of Reporting Person                            Matthew D. Ockner

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                    United States

   NUMBER OF       5    Sole Voting Power                                0
    SHARES
 BENEFICIALLY      6    Shared Voting Power                        *92,500
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                           0
  PERSON WITH
                   8    Shared Dispositive Power                   *92,500

 9    Aggregate Amount Beneficially Owned by Each
      Reporting Person                                             *92,500

 10   Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares                                                   [ ]

 11   Percent of Class Represented by Amount in Row 9                 0.5%

 12   Type of Reporting Person                                       IN/HC


      *Warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days.

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 4 of 12



 1   Name of Reporting Person              COLUMBUS CAPITAL PARTNERS, L.P.

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                       California

   NUMBER OF       5    Sole Voting Power                          *75,000
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                     *75,000
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9    Aggregate Amount Beneficially Owned by Each
      Reporting Person                                             *75,000

 10   Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares                                                   [ ]

 11   Percent of Class Represented by Amount in Row 9                 0.4%

 12   Type of Reporting Person                                          PN


      *Warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days.

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 5 of 12



 1   Name of Reporting Person         COLUMBUS CAPITAL OFFSHORE FUND, LTD.

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]
 3   SEC USE ONLY

 4   Citizenship or Place of Organization                   Cayman Islands

   NUMBER OF       5    Sole Voting Power                          *17,500
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                     *17,500
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9    Aggregate Amount Beneficially Owned by Each
      Reporting Person                                             *17,500

 10   Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares                                                   [ ]

 11   Percent of Class Represented by Amount in Row 9                 0.1%

 12   Type of Reporting Person                                          OO


      *Warrants to acquire shares of Common Stock that are immediately exercisable or exercisable within 60 days.

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 6 of 12



Item 1(a).	Name of Issuer:
                --------------

		California Micro Devices Corporation

Item 1(b).	Address of Issuer's Principal Executive Offices:
                -----------------------------------------------

		430 N. McCarthy Blvd., #100
		Milpitas, California  95035

Item 2(a).	Names of Persons Filing:
                -----------------------

		Columbus Capital Management, LLC ("CCM")

		Matthew D. Ockner ("Matthew D. Ockner")

		Columbus Capital Partners, L.P. ("CCP")

		Columbus Capital Offshore Fund, Ltd. ("Columbus Offshore")

Item 2(b).	Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------

		The business address of each reporting person is One Montgomery Street, Suite 3300, San Francisco, California 94104.

Item 2(c).	Citizenship:
                -----------

		Reference is made to Item 4 of each of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).	Title of Class of Securities:
                ----------------------------

		Common Stock

Item 2(e).	CUSIP Number:
                ------------

		130439 10 2

Item 3.		If this statement is filed pursuant to sections 240.13d-1(b)
		or 240.13d-2(b) or (c), check whether the person filing is a:

		(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

		(b) [ ] Bank as defined in section 3(a)(6) of the Act (15
		U.S.C. 78c).

		(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 7 of 12



		(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

		(e) [x]<F1> An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

		(f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

		(g) [x]<F2> A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

		(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j) [ ] Group, in accordance with section 240.13d-
		1(b)(1)(ii)(J).

		If this statement is filed pursuant to Section 240.13d-1(c), check this box. [x]

Item 4.		Ownership.
                ---------

		Reference is hereby made to Items 5-9 and 11 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

		CCM as general partner of CCP and investment manager of Columbus Offshore, and Matthew D. Ockner as managing member of CCM, may be deemed to beneficially own the shares owned by CCP and Columbus Offshore in that they may be deemed to have the power to direct the voting or disposition of the shares.

		Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that either CCM or Mr. Ockner is, for any purpose, the beneficial owner of any such securities to which this Schedule relates, and CCM and Mr. Ockner disclaim beneficial ownership as to the warrants to acquire the 92,500 shares and the underlying shares, except to the extent of their respective pecuniary interests therein.

<F1>CCM is an Investment Adviser.
<F2>Matthew D. Ockner and CCM are the only reporting persons that are a parent holding company or control person.

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 8 of 12



		Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or shareholders of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.		Ownership of Five Percent or Less of a Class.
                --------------------------------------------

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.		Ownership of More Than Five Percent on Behalf of Another
		Person.
		--------------------------------------------------------

		Not applicable.

Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on by the Parent
		Holding Company.
		---------------------------------------------------------

		See Exhibit B.

Item 8.		Identification and Classification of Members of the Group.
                ---------------------------------------------------------

		Not applicable.

Item 9.		Notice of Dissolution of Group.
                ------------------------------

		Not applicable.

Item 10.	Certifications.
                --------------

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 130439 10 2              SCHEDULE 13G               Page 9 of 12


                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2004        COLUMBUS CAPITAL MANAGEMENT, LLC


                                 By: /s/ Matthew D. Ockner
                                    ----------------------------------
                                    Matthew D. Ockner, Managing Member

          By signing below, each of the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2004        COLUMBUS CAPITAL PARTNERS, L.P.

                                 By: Columbus Capital Management, LLC,
                                 its General Partner


                                 By: /s/ Matthew D. Ockner
                                    ----------------------------------
                                    Matthew D. Ockner, Managing Member


                                 COLUMBUS CAPITAL OFFSHORE FUND, LTD.
                                 By: Columbus Capital Management, LLC,
                                 its Investment Manager


                                 By: /s/ Matthew D. Ockner
                                    ----------------------------------
                                    Matthew D. Ockner, Managing Member


                                 MATTHEW D. OCKNER


                                 /s/ Matthew D. Ockner
                                 ---------------------
                                 Matthew D. Ockner

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CUSIP No. 130439 10 2              SCHEDULE 13G              Page 10 of 12


                                  EXHIBIT INDEX
                                  -------------


    Exhibit A               Joint Filing Undertaking               Page 11
    Exhibit B               Response to Item 7                     Page 12


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CUSIP No. 130439 10 2              SCHEDULE 13G              Page 11 of 12


                                    EXHIBIT A
                                    ---------

                            JOINT FILING UNDERTAKING

          The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  February 11, 2004        COLUMBUS CAPITAL MANAGEMENT, LLC


                                 By: /s/ Matthew D. Ockner
                                    ----------------------------------
                                    Matthew D. Ockner, Managing Member


                                 COLUMBUS CAPITAL PARTNERS, L.P.

                                 By: Columbus Capital Management, LLC,
                                 its General Partner


                                 By: /s/ Matthew D. Ockner
                                    ----------------------------------
                                    Matthew D. Ockner, Managing Member


                                 COLUMBUS CAPITAL OFFSHORE FUND, LTD.

                                 By: Columbus Capital Management, LLC,
                                 its Investment Manager


                                 By: /s/ Matthew D. Ockner
                                    ----------------------------------
                                    Matthew D. Ockner, Managing Member


                                 MATTHEW D. OCKNER


                                 /s/ Matthew D. Ockner
                                 ---------------------
                                 Matthew D. Ockner

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CUSIP No. 130439 10 2              SCHEDULE 13G              Page 12 of 12


                                    EXHIBIT B
                                    ---------

This Exhibit B is provided in response to Item 7 of this Schedule
13G with respect to Matthew D. Ockner.

          Matthew D. Ockner, as managing member of Columbus Capital Management, LLC, a California limited liability company ("CCM"), is a control person of CCM. CCM is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).